                                                                    EXHIBIT 20.1

                           Multex.com Acquires Sage Online, Expanding Its Position as Internet's Leading Financial e-Marketplace

                           Sage Adds Live Events, Community and Mutual Fund Expertise to Multex.com's Offerings for Brokerage Firms, Investment Banks, Corporations and Institutional and Individual Investors

                           New Agreement with America Online Expands Sage's Presence on AOL; Sage Also Moving Onto the Internet

                           New York, NY, March 14, 2000 -- Multex.com, Inc. (NASDAQ: MLTX), the Internet's leading financial e-Marketplace connecting buyers and sellers of financial services and information, announced today that it has agreed to acquire Sage Online, Inc., the world's premier online provider of live events and interactive community for personal finance, including mutual fund and equity content, chat rooms, forums and message boards. The acquisition further strengthens Multex.com's rapidly growing financial e-marketplace, complementing its suite of online financial services and information connecting brokerage firms, investment banks, corporations, and individual and institutional investors.

                           The two companies also announced a multi-year strategic alliance between Sage and America Online, Inc. (NYSE: AOL) that deepens Sage's existing presence on AOL's Personal Finance Channel, rated by Media Metrix as the leading financial destination in cyberspace. With this agreement, Sage becomes the anchor tenant for the mutual fund community as well as the exclusive producer of MarketTalk on the Personal Finance Channel. At the same time, Sage will expand its interactive community services and content to the Internet. Sage currently ranks as the most popular community destination on AOL's Personal Finance Channel.

                           Sage Online, a privately held company, will become a wholly owned subsidiary of Multex.com, and will continue to operate as a separate entity under the leadership of co-founders Alan and Stephen Cohn. Sage also will become a key participant in Multex.com's network of leading Web sites that serve over 3 million investors worldwide. The transaction is expected to close this week. Financial terms were not disclosed.

                           "Sage Online is the undisputed leader in providing live events, community-based features and mutual fund content to individual investors, and represents a powerful addition to Multex.com's network of leading brands and financial Web sites. This transaction highlights the fact that Multex.com is uniquely positioned to take advantage of the explosion in online financial services, providing the critical tools needed for individual investors, money managers, financial institutions and corporations to thrive in today's Internet-speed marketplace," said Jim Tousignant, President of Multex.com.

                           "Technology is clearly the backbone of Multex.com's three main businesses: real-time, Web-based financial services and information in our B-to-B segment; ASP enabling technology which connects our clients with their customers through customized financial Web sites; and our B-to-C business unit, financial services and information for individual investors. By combining Multex's technology expertise and delivery capabilities with Sage's unique knowledge of live events and community, the mutual fund industry and its loyal following, this transaction will be as powerful in practice as it is compelling in concept. Going forward, we will continue to expand our presence in all key markets to remain the world's leading financial e-marketplace, bringing an unparalleled breadth and depth of financial services, information and resources to professional investors and individuals alike," Mr. Tousignant continued.

                           "Multex.com is an exciting and pioneering company in the online financial services and infrastructure space, and we couldn't be more pleased that Sage is joining the Multex family. This transaction will provide Sage's management team and extended staff with the sales, distribution and technology resources to launch new products and expand our services, and bring to Multex.com significant new strength in the community, live event and mutual fund arenas," said Alan Cohn, Co-President of Sage Online.

                           "As Multex.com continues to expand the definition of a financial e-marketplace and develop innovative new products and services, Sage will play a central role in making this effort a success," said Stephen Cohn, Co-President of Sage Online.

                           "Sage is one of the most successful forums on the AOL service and we're pleased that America Online's new multi-year alliance with Sage Online will allow us to increase Sage's presence within our industry-leading AOL Personal Finance Channel. We are also happy to be expanding our existing relationship with Multex.com, a leader in providing financial information and infrastructure to the growing online investment community," said Jonathan Sacks, Senior Vice President and General Manager of AOL Interactive Services. With the transaction, Alan and Stephen Cohn will become members of the management board overseeing Multex.com's network of leading Web sites serving individual investors, which include Multex Investor and MarketGuide.com. The Cohn brothers, Alan and Stephen, will remain Co-Presidents of Sage Online, which will continue to be headquartered in Bala Cynwyd, PA.

                           About Multex.com, Inc.

                           Multex.com (www.multex.com), the world's leading financial e-Marketplace connecting buyers and sellers of financial services and information, is a global company that provides information and commerce enabling technology and infrastructure, application services, Web hosting and online community services to the major financial marketplace participants: brokerage firms, investment banks, corporations, and individual and institutional investors. The company focuses on three core business areas:
                           Business-to-Business, which provides real-time, Web-based financial information to institutional investors and other financial institutions; Application Service Provider (ASP), which enables its clients to connect with customers through customized financial Web sites; and Business-to-Consumer, which provides financial information to individual investors through a network of branded Web sites.

                           Multex.com serves this fast-growing and diverse marketplace through a number of industry leading brands, including: MultexNET, a subscription/transaction based, real-time, online service providing financial information from more than 700 firms such as Merrill Lynch, Salomon Smith Barney and Robertson Stephens to more than 9,000 buy-side firms and more than 30,000 subscribers; MultexEXPRESS, a Web-development and hosting business with more than 70 sites serving more than 1.5 million users; and Multex Investor and MarketGuide.com, Multex.com's individual investor sites, which total more than 1.5 million registered users. Additional Multex.com information and distribution partners include: Reuters, Bloomberg, Dow Jones, AOL, Yahoo!, Quicken.com, CBS MarketWatch and CNNfn.com.

                           About Sage Online

                           Sage Online is the world's premier online provider of live events and interactive community for personal finance, including mutual fund and equity content, chat rooms, forums and message boards. It was founded by CO-Presidents Alan and Stephen Cohn, who were recognized by the Wall Street Journal and SmartMoney magazine as one of the top 10 most influential forces in the mutual fund industry. Alan and Stephen are authors of The Sage Guide to Mutual Funds book.

                           Sage, currently available exclusively on the AOL service (Keyword: Sage and Keyword: MarketTalk), draws more than 600,000 visitors each month. It produces AOL Market Talk, the No. 1 financial Web chat, and more than 12 hours of live programming each market day. Sage's family includes 40 employees and 150 volunteer Sage Community Leaders, who provide helpful guidance to visitors via monitored message boards and moderated online Sage chat rooms.

                                             # # #

                           This news release contains statements of a forward-looking nature relating to the future events or the future financial results of Multex.com. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Multex.com's reports and documents filed from time to time with the Securities and Exchange Commission.